Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 10, 2009

among

AMERICAN WOODMARK CORPORATION,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors,

and

BANK OF AMERICA, N.A.

ARTICLE VIII NEGATIVE COVENANTS	50
8.01 Liens.	50
8.02 Investments.	51
8.03 Indebtedness.	52
8.04 Fundamental Changes.	53
8.05 Dispostions.	53
8.06 Restricted Payments.	53
8.07 Change in Nature of Business.	54
8.08 Transactions with Affiliates and Insiders.	54
8.09 Burdensome Agreements.	54
8.10 Use of Proceeds.	54
8.11 Financial Covenents.	54
8.12 Subordinated Indebtedness.	55
8.13 Organization Documents; Fiscal Year; Legal name, State of Formation and Form of Entity.	56
8.14 Ownership of Subsidiaries.	56
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	56
9.01 Events of Default.	56
9.02 Remedies Upon Event of Default.	58
9.03 Right to Cure Minimum Liability	59
9.04 Application of Funds.	59
ARTICLE X MISCELLANEOUS	59
10.01 Amendments, Etc.	59
10.02 Notices; Effectiveness; Electronic Communications.	59
10.03 No Waiver; Cumulative Remedies.	60
10.04 Expenses; Indemnity; and Damage Wiver.	60
10.05 Payments Set Aside.	61
10.06 Successor and Assigns.	62
10.07 Treatment of Certain Information; Confidentiality.	63
10.08 Set-Off.	63
10.09 Interest Rate Limitation.	64
10.10 Counterparts; Integration; Effectiveness.	64
10.11 Survivial of Representations of Warranties.	64
10.12 Severability.	65
10.13 Governing Law; Jurisdiction; Etc.	65
10.14 Waiver of Right to Trial by Jury.	66
10.15 No Advisory or Fiduciary Responsibility.	66
10.16 USA PATRIOT Act Notice.	66
10.17 Amendment and Restatement..	66
10.18 Release.	66

SCHEDULES
1.01 Specified Shareholders
2.03 Existing Letters of Credit
6.13 Subsidiaries
6.18 Labor Matters
6.19-1 Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.19-2 Changes in Legal Name, State of Organization and Structure
8.01 Liens Existing on the Closing Date
8.02 Investments Existing on the Closing Date
8.03 Indebtedness Existing on the Closing Date.
8.08 Transactions with Affiliates
10.02 Certain Addresses and Notices
EXHIBITS
2.02 Form of Loan Notice
2.10 Form of Note
7.02-1 Form of Compliance Certificate
7.02-2 Form of Borrowing Base Certificate
7.12 Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June __, 2009 among AMERICAN WOODMARK CORPORATION, a Virginia corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A. (the “Lender”).

The Borrower has requested that the Lender provide revolving credit and term loan facilities for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1 .01      Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means “Account” as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans	Base Rate Loans
1	= 1.00:1.0	0.50%	1.25%	0.00%
2	> 1.00:1.0 but = 1.50:1.0	0.50%	1.50%	0.00%
3	> 1.50:1.0 but = 2.00:1.0	0.50%	1.75%	0.00%
4	> 2.00:1.0 but = 2.50:1.0	0.50%	2.00%	1.00%
5	> 2.50:1.0 but = 3.00:1.0	0.50%	2.25%	1.25%
6	> 3.00:1.0	0.50%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending April 30, 2009 shall be determined based upon Pricing Tier 1.

“Approved Fund” means any Fund that is administered or managed by the Lender or an Affiliate of the Lender.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of such Person, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of such Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction of such Person (other than a Sale and Leaseback Transaction accounted for as a Capital Lease), the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended April 30, 2008 and the related consolidated statements of income or operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Available Cash Impairment Amount” means (a) for the fiscal quarter ending April 30, 2009, $10 million, and (b) for any other fiscal quarter included in the First Measurement Period, $10 million minus the aggregate amount of cash restructuring and impairment charges added to Consolidated Net Income pursuant to clause (e) of the definition of “Consolidated EBITDA” for all prior fiscal quarters included in the First Measurement Period.

“Available Non-Cash Impairment Amount” means (a) for the fiscal quarter ending April 30, 2009, $8 million, (b) for any other fiscal quarter included in the First Measurement Period, $8 million minus the aggregate amount of non-cash restructuring and impairment charges added to Consolidated Net Income pursuant to clause (e) of the definition of “Consolidated EBITDA” for all prior fiscal quarters included in the First Measurement Period, (c) for the fiscal quarter ending July 31, 2010, $3 million, and (d) for any other fiscal quarter included in the Second Measurement Period, $3 million minus the aggregate amount of non-cash restructuring and impairment charges added to Consolidated Net Income pursuant to clause (f) of the definition of “Consolidated EBITDA” for all prior fiscal quarters included in the Second Measurement Period.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitment pursuant to Section 2.05, and (c) the date of termination of the commitment of the Lender to make Loans and L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) except during a Eurodollar Unavailability Period, the Eurodollar Rate plus 1.0%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a ) eighty percent (80%) of the Value of Eligible Accounts as set forth on the most recent Borrowing Base Certificate delivered to the Lender pursuant to Section 5.01(d) or Section 7.02(d) plus (b ) twenty-five percent (25%) of the Value of Eligible Inventory as set forth on the most recent Borrowing Base Certificate delivered to the Lender pursuant to Section 5.01(d) or Section 7.02(d) minus (c ) such reserves as the Lender may from time to time establish in its reasonable discretion (provided that such reserves must be established and calculated in a manner consistent with the manner in which the Lender establishes and calculates reserves for borrowers similarly situated to the Borrower).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit 7.02-2 executed by a Responsible Officer of the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender's Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” has the meaning specified in Section 6.09(a).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) the Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing or having an auction date within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including the Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined by Rule 2(a)-7 of the Investment Company Act of 1940) registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and which have the highest credit rating by any two of S&P, Moody’s and Fitch, and (f) Investments in private placements which (i) seek to preserve principal, (ii) maintain a high degree of liquidity, (iii) invest in a diversified group of money market instruments and other short-term obligations, in each case which have the highest credit rating by any two of S&P, Moody’s and Fitch, and (iv) generally maintain a dollar-weighted average portfolio maturity of 90 days or less, although the average portfolio maturity may extend to 120 days in the event of material redemption activity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i ) those Persons identified on Schedule 1.01 and (ii ) any employee benefit plan of the Borrower or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such employee benefit plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Voting Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty five percent (25%) or more of the Voting Stock of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)     during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Chattel Paper” means “Chattel Paper” as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Lender are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.13

     “Commitment” means, the Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02-1.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) non-cash employee compensation pursuant to FAS 123R for such period, (e) for the period from and including the fiscal quarter ending April 30, 2009 to and including the fiscal quarter ending April 30, 2010 (the “First Measurement Period”), cash and non-cash restructuring and impairment charges; provided that (i) the amount of cash restructuring and impairment charges for any fiscal quarter included in the First Measurement Period may not exceed the Available Cash Impairment Amount for such fiscal quarter and (ii) the amount of non-cash restructuring and impairment charges for any fiscal quarter included in the First Measurement Period may not exceed the Available Non-Cash Impairment Amount for such fiscal quarter and (f) for the period from and including the fiscal quarter ending July 31, 2010 to and including the fiscal quarter ending April 30, 2012 (the “Second Measurement Period”), non-cash resutructuring and impairment charges; provided that the amount of non-cash restructuring and impairment charges for any fiscal quarter included in the Second Measurement Period may not exceed the Available Non-Cash Impairment Amount for such fiscal quarter.

“Consolidated EBITDAR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) rent and lease expense for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a ) the cash portion of Consolidated Interest Charges for such period plus (b ) Consolidated Scheduled Funded Debt Payments for such period plus (c ) rent and lease expense for such period plus (d ) the provision for federal, state, local and foreign income taxes payable for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains) for that period.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders' equity of the Borrower and its Subsidiaries as of that date.

“Consolidated Scheduled Funded Debt Payments” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal due during such period on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period and (b) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.

“Consolidated Tangible Net Worth” means, as of any date of determination, the sum of (a ) Consolidated Net Worth less (b ) all property which would be classified as intangible assets under GAAP less (c ) the aggregate amount of Investments in any Person excluding Cash Equivalents and deposit accounts maintained with any financial institution.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Right” has the meaning specified in Section 9.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate for Eurodollar Rate Loans plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of real or personal property no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) any Involuntary Disposition.

“Document” means “Document” as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

     “Eligible Account” shall mean an Account owing to a Loan Party that arises in the ordinary course of business from the sale of goods or rendition of services, is payable in Dollars and is deemed by the Lender, in its discretion, in good faith, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a ) such Account is unpaid for more than 90 days after the original due date or more than 120 days after the original invoice date; (b ) 50% or more of the Accounts owing by the applicable account debtor are not Eligible Accounts under the foregoing clause; (c ) (i ) with respect to any Account other than a Home Depot Account or Lowe’s Account, when such Account is aggregated with other Accounts owing by the applicable account debtor, such Account exceeds 20% of the aggregate Eligible Accounts; (ii ) with respect to any Home Depot Account, when such Home Depot Account is aggregated with other Home Depot Accounts, such Home Depot Account exceeds, the Maximum Concentration Percentage of the aggregate Eligible Accounts; and (iii ) with respect to any Lowe’s Account, when such Lowe’s Account is aggregated with other Lowe’s Accounts, such Lowe’s Account exceeds the Maximum Concentration Percentage of the aggregate Eligible Accounts; (d ) such Account is owing by a creditor or supplier of such Loan Party (unless such creditor or supplier has waived any right of offset in a manner acceptable to the Lender), (e ) such Account is subject to offset, counterclaim, deduction, discount, credit, reserve or other similar allowance (but ineligibility shall be limited to the amount of such offset, counterclaim, deduction, discount, credit, reserve or other allowance); (f ) such Account is owing by an account debtor that has disputed liability for all or any portion of such Account (but ineligibility shall be limited to the amount in dispute); (g ) an insolvency proceeding has been commenced by or against the applicable account debtor; or the applicable account debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not solvent; (h ) the applicable account debtor is organized or has its principal offices or assets outside the United States or Canada (unless payment of such Account is supported by a letter of credit or other arrangement acceptable to the Lender); (i ) such Account is owing by a Government Authority, unless the applicable account debtor is the United States or any department, agency or instrumentality thereof and, if requested by the Lender, such Account has been assigned to the Lender in compliance with the Assignment of Claims Act; (j ) such Account is not subject to a duly perfected, first priority Lien in favor of the Lender or is subject to any other Lien other than a Permitted Lien; (k ) the goods giving rise to such Account have not been accepted by the applicable account debtor or the services giving rise to such Account have not been accepted by the applicable account debtor or such Account otherwise does not represent a final sale; (l ) such Account is evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument has been delivered to the Lender duly endorsed in a manner satisfactory to the Lender) or has been reduced to judgment; (m ) the payment of such Account has been extended or such Account arises from a sale on a cash-on-delivery basis; (n ) such Account arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (o ) such Account represents a progress billing or retainage; (p ) such Account includes a billing for interest, fees or late charges, (but ineligibility shall be limited to the extent thereof); or (q ) such Account arises from a retail sale to a Person who is purchasing for personal, family or household purposes.

“Eligible Inventory” means Inventory owned by a Loan Party that the Lender, in its discretion, in good faith, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless such Inventory (a ) is finished goods, work-in-process or raw materials, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b ) is not held on consignment, nor subject to any deposit or downpayment; (c ) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d ) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e ) meets all standards imposed by any Governmental Authority having regulatory authority over such item of Inventory or its use or sale and does not constitute hazardous materials under any Environmental Law; (f ) is subject to Lender’s duly perfected, first priority Lien, and no other Lien other than Permitted Liens; (g ) is located within the continental United States or Canada and is not subject to any warehouse receipt or negotiable Document; (h ) is not subject to any license or other arrangement that restricts such Loan Party’s or the Lender’s right to dispose of such Inventory; and (i ) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person (other than (x) Inventory in transit between a location owned by a Loan Party to another location owned by a Loan Party and (y) finished goods Inventory in transit to a customer) unless (i ) the lessor or such Person has delivered a lien waiver in form and substance acceptable to the Lender (or the Lender has acknowledged in writing that no such lien waiver is required) or (ii ) a reserve acceptable to the Lender has been established with respect to such Inventory.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate that has not been satisfied in full.

“Eurodollar Base Rate” means:

(a )     For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i ) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) (“BBA LIBOR”) at approximately 11:00 a.m. London time two Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii ) if such published rate is not available at such time for any reason, the rate for such Interest Period determined by such alternate method as reasonably selected by the Lender.

(b )       For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i ) BBA LIBOR at approximately 11:00 a.m. London time two Business Days prior to such day for Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such published rate is not available at such time for any reason, the rate for a term equivalent to one month determined by such alternate method as reasonably selected by the Lender.

“Eurodollar Rate” means (a ) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i ) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii ) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b ) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i ) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii ) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Loan bearing interest at a rate based on the Eurodollar Rate).

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Eurodollar Unavailability Period” means any period during which the obligation of the Lender to make or maintain Eurodollar Rate Loans has been suspended pursuant to Section 3.02 or Section 3.03.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 13, 2007 among the Borrower, the Guarantors and the Lender.

“Existing Letters of Credit” means those Letters of Credit outstanding under the Existing Credit Agreement on the Closing Date, including those identified on Schedule 2.03.

“Existing Term Loan” has the meaning specified in Section 2.01(b).

“Facilities” has the meaning specified in Section 6.09(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“First Measurement Period” has the meaning specified in the definition of “Consolidated EBITDA” in Section 1.01.

“Fitch” means Fitch Ratings Ltd. and any successor thereto.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a )     all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b )     all purchase money Indebtedness;

(c )     the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d )     the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(e )     all obligations in respect of the deferred purchase price of property or services (other than any trade account payable incurred in the ordinary course of business and that is either not past due for more than 90 days or is being diligently contested in good faith and for which adequate reserves have been provided in accordance with GAAP);

(f )     the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

(g )     all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h )     all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (it being understood that if recourse with respect to such Funded Indebtedness is expressly limited to such property then the amount of such Funded Indebtedness shall be deemed to be the lesser of the outstanding amount of such Funded Indebtedness and the fair market value of such property);

(i )     all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j )     all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer to the extent such Funded Indebtedness is recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of drafts or other negotiable instruments for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that if recourse with respect to such Funded Indebtedness is expressly limited to specific property of such Person then the amount of such Funded Indebtedness shall be deemed to be the lesser of the outstanding amount of such Funded Indebtedness and the fair market value of such property. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Home Depot Account” means an Account owing by The Home Depot, Inc..

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a )     all Funded Indebtedness;

(b )     the Swap Termination Value of any Swap Contract;

(c )     all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d )     all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer to the extent such Indebtedness is recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Instrument” means “Instrument” as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)     no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending January 31, 2009, including balance sheets and statements of income or operations, shareholders' equity and cash flows.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory” means “Inventory” as defined in the Uniform Commercial Code as in effect in the Commonwealth of Virginia.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the related Letter of Credit Application, and any other document, agreement or instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Lender may from time to time notify to the Borrower.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Lender.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Revolving Commitment and (b) $15 million. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan or the Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents and each Borrowing Base Certificate.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Lowe’s Account” means an Account owing by Lowe’s Companies Inc.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means (a ) any Subordinated Indebtedness and (b ) any other Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means:

(a )     with respect to Revolving Loans and L/C Obligations, December 13, 2011; provided that if the Performance Date occurs prior to December 13, 2011, then the Maturity Date for Revolving Loans and L/C Obligations shall be December 13, 2012; and

(b )     with respect to the Term Loan, December 13, 2012;

provided that that in each case if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Concentration Percentage” means (a) with respect to Home Depot Accounts, at any time the percentage per annum set forth below opposite the publicly announced long term unsecured senior non-credit enhanced debt rating of The Home Depot, Inc. assigned by Moody’s, S&P and Fitch at such time and (b) with respect to Lowe's Accounts, at any time the percentage per annum set forth below opposite the publicly announced long term unsecured senior non-credit enhanced debt rating of Lowe's Companies Inc. assigned by Moody’s, S&P and Fitch at such time.  In the case of a split rating, the applicable rating shall be the highest rating assigned by any two of Moody's, S&P and Fitch.  In the event a rating is assigned by less than two of Moody's, S&P and Fitch, then the applicable rating shall be the lowest rating set forth below.

Rating	Percentage
Baa2 or higher (in the case of Moody’s) and BBB or higher (in the case of S&P and Fitch)	40%
Baa3 (in the case of Moody’s) and BBB- (in the case of S&P and Fitch)	35%
Ba1 (in the case of Moody’s) and BB+ (in the case of S&P and Fitch)	30%
Ba2 or lower (in the case of Moody’s) and BB or lower (in the case of S&P and Fitch)	20%

“Moody's” means Moody's Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” has the meaning specified in Section 2.10.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between the Borrower or any Subsidiary and the Lender or any Affiliate of the Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and the Lender or any Affiliate of the Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such corporation; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such entity and any agreement, instrument, filing or notice with respect thereto filed in connection with the formation or organization of such entity with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a ) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b ) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Date” means the first date after October 31, 2010 on which (a ) the Borrower delivers a Compliance Certificate pursuant to Section 7.02(a) demonstrating that (i ) the Consolidated Leverage Ratio as of the end of each of the immediately preceding two fiscal quarters was not greater than 2.25:1.0 and (ii ) the Consolidated Fixed Charge Ratio as of the end of each of the immediately preceding two fiscal quarters was not less than 2.00:1.0 and (b ) no Default exists.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a ) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b ) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c ) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis, (d ) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e ) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f ) immediately after giving effect to such Acquisition, there shall be at least $10 million of availability existing under the Revolving Commitment, and (g ) the aggregate cash and noncash consideration (including any Indebtedness assumed, the good faith estimate by the Borrower of the maximum amount of deferred purchase price obligations (including any earn-out payments) to be paid and Equity Interests of the Borrower issued) for all such Acquisitions occurring during any fiscal year shall not exceed $20 million.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Lender and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or corporate controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person's stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” means the Lender’s obligation to make Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount of the Revolving Commitment then in effect (as such amount may be adjusted from time to time in accordance with this Agreement). The amount of the Revolving Commitment in effect on the Closing Date is $25 million.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Measurement Period” has the meaning specified in the definition of “Consolidated EBITDA” in Section 1.01.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person sells, conveys or otherwise transfers, or grants a security interest in, accounts, receivables, rights to future lease payments or residuals or similar rights to payment to a bankruptcy-remote special purpose entity that is a Subsidiary or Affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Lender by each of the Loan Parties.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Threshold Amount” means $5 million.

“Total Revolving Outstandings” means the Outstanding Amount of all Revolving Loans plus the Outstanding Amount of all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

     “Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the excess of such Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan's assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, all cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries on such date that (a ) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries, (b ) are not subject to a Lien in favor of any Person other than the Lender or (c ) are otherwise generally available for use by the Borrower and its Domestic Subsidiaries.

“Value” means (a ) with respect to Inventory, its value determined on the basis of the lower of cost or market, calculated on first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among the Borrower and its Subsidiaries; and (b ) with respect to any Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the applicable account debtor or any other Person.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1 .02      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a )     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b )     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c )     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1 .03      Accounting Terms.

(a )     Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b )     Changes in GAAP or Accounting Practices. If at any time any change in GAAP or any change in any accounting practice or financial reporting practice of the Borrower made in accordance with GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such change in accounting practice or financial reporting practice; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or such accounting practice or financial reporting practice prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or such change in accounting practice or financial reporting practice.

(c )     Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11(a) and Section 8.11(b) (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to (i ) any Acquisition occurring during the applicable period or (ii ) any Disposition of a division or line of business occurring during the applicable period.

1 .04      Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1 .05      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1 .06      Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2 .01      Revolving Loans and Term Loan.

(a )     Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i ) the Total Revolving Outstandings shall not exceed the amount of the Revolving Commitment and (ii ) if such Borrowing of Revolving Loans is to occur prior to the Performance Date, the sum of the Total Revolving Outstandings plus the Outstanding Amount of the Term Loan shall not exceed the Borrowing Base. Within the limits of the Revolving Commitment and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and re-borrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b )     Term Loan. Immediately prior to the Closing Date the outstanding principal amount of the term loan made by the Lender to the Borrower under the Existing Credit Agreement (the “Existing Term Loan”) was $10,000,000. The Loan Parties acknowledge and agree that the Existing Term Loan constitutes a valid and subsisting obligation of the Borrower to the Lender and is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. On the Closing Date the Existing Term Loan shall be deemed outstanding under this Agreement and shall be the “Term Loan” for all purposes of this Agreement. Amounts repaid on the Term Loan may not be re-borrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans

2.02      Borrowings, Conversions and Continuations of Loans.

(a )     Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c), each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b )     Following receipt of a Loan Notice and upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Lender shall make all funds available to the Borrower in like funds as requested in the Loan Notice either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c )     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven Interest Periods in effect with respect to Revolving Loans and three Interest Periods in effect with respect to the Term Loan.

2.03      Letters of Credit.

(a )     The Letter of Credit Commitment.

(i )     Subject to the terms and conditions set forth herein, the Lender agrees, (A ) from time to time on any Business Day during the Availability Period, to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B ) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Revolving Outstandings shall not exceed the Revolving Commitment, (2) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (3) if such L/C Credit Extension is to occur prior to the Performance Date, the sum of the Total Revolving Outstandings plus the Outstanding Amount of the Term Loan shall not exceed the Borrowing Base. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

     (ii )     The Lender shall be under no obligation to issue any Letter of Credit if:

(A )      subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension;

(B )     the expiry date of such requested Letter of Credit would occur after the Maturity Date;

(C )     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D )     the issuance of such Letter of Credit would violate one or more written policies of the Lender of general applicability to all borrowers; or

(E )     such Letter of Credit is to be denominated in a currency other than Dollars.

(iii )     The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b )     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i )     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Lender not later than 1:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may reasonably require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require.

     (ii )     Unless one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender's usual and customary business practices.

     (iii )     If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. The Lender shall not be obligated to permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

     (iv )     If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender to permit such reinstatement. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not be obligated to permit such reinstatement if one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause).

(c )     Drawings and Reimbursements.

     (i )     Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 2:00 p.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the unreimbursed amount (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Commitment. Any notice given by the Lender pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

   (ii )     With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d )     Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i )     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

          (ii )     the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii )     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv )     any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (v )     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e )     Role of Lender. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender or any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender's willful misconduct or gross negligence or the Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f )     Cash Collateral. If, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, upon the request of the Lender, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(g )     Applicability of ISP and UCP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h )     Letter of Credit Fees.

(i )     Standby Letters of Credit. The Borrower shall pay to the Lender a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such fee shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such standby Letter of Credit and on the Maturity Date and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Lender, while any Event of Default exists, all Letter of Credit fees on standby Letters of Credit shall accrue at the Default Rate.

(ii )     Commercial Letters of Credit. The Borrower shall pay to the Lender a Letter of Credit fee for each commercial Letter of Credit equal to the customary fee charged by the Lender for the negotiation of commercial letters of credit. Such fee shall be due and payable on the issuance of such commercial Letter of Credit. Notwithstanding anything to the contrary contained herein, upon the request of the Lender, while any Event of Default exists, all Letter of Credit fees on commercial Letters of Credit shall accrue at the Default Rate.

(i )     Documentary and Processing Charges Payable to Lender. The Borrower shall pay directly to the Lender customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j )     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k )     Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

2 .04      Prepayments.

(a )     Voluntary Prepayments of Revolving Loans and Term Loan. The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of the Term Loan shall be applied to the remaining principal amortization payments in inverse order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b )     Mandatory Prepayments of Loans.

(i )     If for any reason the Total Revolving Outstandings at any time exceed the Revolving Commitment then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Revolving Commitment then in effect

(ii )     If at any time prior to the Performance Date for any reason the sum of the Total Revolving Outstandings plus the Outstanding Amount of the Term Loan exceeds the Borrowing Base, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(ii) unless after the prepayment in full of the Loans the sum of the Total Revolving Outstandings plus the Outstanding Amount of the Term Loan exceeds the Borrowing Base.

2 .05      Optional Increases, Termination or Reduction of Revolving Commitment.

(a )     On or after the Performance Date the Borrower may, upon notice to the Lender, elect to increase the Revolving Commitment by up to $15 million; provided that (i ) the Borrower may elect to increase the Revolving Commitment only one time, (ii ) any such increase shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii ) no Default shall exist. Any such increase shall become effective on the date five (5) Business Days after the Borrower delivers such notice to the Lender.

(b )     The Borrower may, upon notice to the Lender, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Revolving Commitment, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitment, such sublimit shall be automatically reduced by the amount of such excess. All fees accrued with respect thereto until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

2 .06      Repayment of Loans.

(a )     Revolving Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b )     Term Loan. The Borrower shall repay to the Lender on the Maturity Date the principal amount of the Term Loan outstanding on such date.

2 .07      Interest.

(a )     Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b )     (i)     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)     If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)     Upon the request of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c )     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2 .08      Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03, the Borrower shall pay to the Lender a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Commitment exceeds the Total Revolving Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2 .09      Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a )     All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11 (a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b )     If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender, promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender, under Section 2.03(c)(ii), 2.03(h), or 2.07(b), or under Article IX.

2 .10      Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender's Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.10 (a “Note”). The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2 .11      Payments Generally.

(a )     General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b )     Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(c )     Insufficient Funds. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder and (ii) second, toward payment of principal and L/C Borrowings then due hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3 .01      Taxes.

(a )     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b )     Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c )     Indemnification. The Loan Parties shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, setting forth in reasonable detail the calculation of such amount, shall be conclusive absent manifest error.

(d )     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3 .02      Illegality.

If the Lender determines that any Change in Law has made it unlawful for the Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3 .03      Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b)  adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3 .04      Increased Costs.

(a )     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)     subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)     impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b )     Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its applicable lending office or the Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by, or Letters of Credit issued by, the Lender, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

(c )     Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d )     Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3 .05      Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a )     any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b )     any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

The Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the calculation of any amount demanded under this Section 3.05 (which certificate shall be conclusive absent manifest error). For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06      Mitigation Obligations.

If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3 .07      Survival.

All of the Loan Parties' obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4 .01      The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Lender and each Affiliate of the Lender that enters into a Swap Contract or a Treasury Management Agreement with the Borrower or any Subsidiary, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4 .02      Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a )     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b )     any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other document relating to the Obligations shall be done or omitted;

(c )     the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d )     any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or

(e )     any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03      Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4 .04      Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4 .05      Remedies.

     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4 .06      Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4 .07      Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5 .01      Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a )     Loan Documents. Receipt by the Lender of executed counterparts of this Agreement, the Security Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by the Lender.

(b )     Opinions of Counsel. Receipt by the Lender of favorable opinions of legal counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

(c )     Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, in form and substance satisfactory to the Lender:

(i )     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii )     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii )     such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization.

(d )     Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Loan Parties naming the Lender as additional insured (in the case of liability insurance) and loss payee (in the case of property insurance).

(e )     Borrowing Base Certificate. Receipt by the Lender of a Borrowing Base Certificate prepared as of the end of the most recently ended calendar month.

(f )     Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date.

5 .02      Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a )     The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b )     No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c )     The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d )     If such proposed Credit Extension is to occur prior to the Performance Date, after giving effect to such Credit Extension the sum of the Total Revolving Outstandings plus the Outstanding Amount of the Term Loan shall not exceed the Borrowing Base.

     Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

6 .01      Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6 .02      Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict in any material respect with or result in any material breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or such Person’s property is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law.

6 .03      Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6 .04      Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except to the extent the enforceability thereof may be limited by Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

6 .05      Financial Statements; No Material Adverse Effect.

(a )     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

        (b )     The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c )     From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date.

(d )     The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e )     Since the date of the Audited Financial Statements there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6 .06      Litigation.

     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6 .07      No Default.

     No Default has occurred and is continuing.

6 .08      Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6 .09      Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

     (a )      Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and no Responsible Officer of a Loan Party has knowledge or reason to believe that there are conditions relating to the Facilities or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

     (b )     None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws.

     (c )     Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d )     Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

     (e )     No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f )     There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

6 .10      Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower (unless such insurance companies are deemed to be Affiliates of the Borrower solely because of their ownership of Equity Interests in the Borrower), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6 .11      Taxes.

The Borrower and its Subsidiaries have filed all material federal, state and other tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6 .12      ERISA Compliance.

(a )     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b )     There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c )     (i ) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii ) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii ) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv ) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6 .13      Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i ) jurisdiction of organization and (ii ) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6 .14      Margin Regulations; Investment Company Act.

(a )     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b )     None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15      Disclosure.

Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6 .16      Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6 .17      Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.

6 .18      Labor Matters.

Except as set forth in Schedule 6.18, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

6.19     Business Locations; Taxpayer Identification Number, Etc.

     Set forth on Schedule 6.19-1 are the location of the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.19-2, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

ARTICLE VII

AFFIRMATIVE COVENANTS

     So long as the Lender shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, the Borrower shall and (except in the case of Sections 7.01, 7.02 and 7.11) shall cause each Subsidiary to:

7 .01      Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a )     as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a registered independent public accounting firm of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b )     as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i ) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form the figures for the immediately preceding fiscal year end and (ii ) and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, in the case of both (i) and (ii) in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or corporate controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7 .02      Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a )     (i )     concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or corporate controller of the Borrower; and

(ii )     within 20 days after the end of each calendar month, a certificate signed by the chief executive officer, chief financial officer, treasurer or corporate controller of the Borrower and demonstrating compliance with Section 8.11(d) (Unrestricted Cash and Cash Equivalents) as of the end of the immediately preceding calendar month, together with account statements supporting such demonstration;

(b )     by no later than 45 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending April 30, 2010, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, projected financial statements for each quarter of the next fiscal year;

(c )     promptly after the same are sent or filed, as applicable, copies of each annual report, proxy or financial statement or other report or communication sent by or on behalf of the Borrower to the equityholders of the Borrower or any Subsidiary, and copies of all annual, quarterly and current reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, in each case to the extent not otherwise required to be delivered to the Lender pursuant hereto;

(d )     if the Performance Date has not occurred, within twenty days after the end of each calendar month, a Borrowing Base Certificate prepared as of the end of such calendar month, together with an aging report of the Accounts and an Inventory report in each case as of the end of such calendar month, and such other supporting information as may be requested by the Lender;

(e )     promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f )     promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(g )     within a reasonable period of time after such request, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender if the Lender so requests and (ii) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Lender.

7.03      Notices.

(a )     Promptly after a Responsible Officer of a Loan Party obtains knowledge thereof, notify the Lender of the occurrence of any Default.

(b )     Promptly after a Responsible Officer of a Loan Party obtains knowledge thereof, notify the Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c )     Promptly notify the Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04      Payment of Taxes

Pay and discharge, as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7 .05      Preservation of Existence, Etc.

(a )     Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b )     Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(c )     Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d )     Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7 .06      Maintenance of Properties.

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7 .07      Maintenance of Insurance.

     (a)     Maintain in full force and effect insurance with financially sound and reputable insurance companies not Affiliates of the Borrower (unless such insurance companies are deemed to be Affiliates of the Borrower solely because of their ownership of Equity Interests in the Borrower), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

     (b)     Cause the Lender to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty days prior written notice before any such policy or policies shall be altered or canceled.

7 .08      Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7 .09      Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7 .10      Inspection Rights.

          (a )     Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (collectively, a “Field Exam”), all at the expense of the Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i ) if prior to the Performance Date the average daily amount of the Total Revolving Outstandings exceeds $10 million for a consecutive 90 day period, the Lender (or any of its representatives or independent contractors) may conduct a Field Exam at the expense of the Borrower during normal business hours upon reasonable advance notice to the Borrower (provided that the Lender may not conduct more than two Field Exams in any fiscal year of the Borrower pursuant to this clause (i)) and (ii ) when an Event of Default exists the Lender (or any of its representatives or independent contractors) may conduct Field Exams at the expense of the Borrower at any time during normal business hours and without advance notice.

     (b )     If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to the Borrower, to conduct an audit of the Collateral at the expense of the Borrower one time during each fiscal year of the Borrower.

7 .11      Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other lawful corporate purposes, and (b) to refinance certain existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7 .12      Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other documents as the Lender shall reasonably deem appropriate for such purpose and (ii) upon the request of the Lender in its sole discretion, deliver to the Lender such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

7.13     Pledged Assets.

     Cause all Accounts of any Loan Party, all Chattel Paper evidencing such Accounts, all Instruments evidencing such Accounts, all Inventory of any Loan Party, all Documents relating to such Inventory, all Supporting Obligations supporting the payment or performance of any Account, Chattel Paper, Document or Instrument that constitutes Collateral, and all Accessions and all Proceeds of any and all of the foregoing to be subject at all times to first priority and perfected Liens in favor of the Lender to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens.

ARTICLE VIII

NEGATIVE COVENANTS

     So long as the Lender shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8 .01      Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a )     Liens pursuant to any Loan Document;

(b )     Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals, refinancings or extensions thereof, provided that additional property is not made subject thereto;

(c )     Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d )     statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce such Liens or such Liens are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e )     pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and deposits in the ordinary course of business securing liability insurance carriers under insurance or self-insurance arrangements;

(f )     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g )     easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h )     Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i )     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j )     leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k )     any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l )     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m )     Liens on specific fixed assets acquired in a Permitted Acquisition, provided that such Liens were in existence at the time of such Permitted Acquisition;

(n )     normal and customary rights of setoff or similar rights or remedies with respect to deposit accounts or other funds in favor of banks or other depository institutions;

(o )     Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(p )     Liens not contemplated in the foregoing clauses, provided that (i ) the aggregate outstanding principal amount of Indebtedness secured thereby shall not at any time exceed the Threshold Amount and (ii ) no Default shall exist at the time of the creation, incurrence or assumption of such Lien (or would result from the creation, incurrence or assumption of such Lien).

8 .02      Investments.

Make any Investments, except:

(a )     Investments in the form of cash or Cash Equivalents;

(b )     Investments existing on the Closing Date and listed on Schedule 8.02;

(c )     advances or loans to employees of the Borrower or any Subsidiary made in the ordinary course of business;

(d )     Investments in any Person that is a Loan Party prior to giving effect to such Investment, provided that in the case of a loan or advance from a Foreign Subsidiary (i ) such loan or advance shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Lender and (ii ) such loan or advance shall not be prepaid unless (A ) after giving effect thereto, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis and (B ) no Default exists to such Investment;

(e )     Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(f )     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g )     Guarantees permitted by Section 8.03;

(h )     Permitted Acquisitions;

          (i )     Investments received in connection with Dispositions permitted under Section 8.05; and

          (j )     Investments not contemplated in the foregoing clauses in an aggregate amount not to exceed the Threshold Amount at any one time outstanding.

8 .03      Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a )     Indebtedness under the Loan Documents;

(b )     Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such renewal, refinancing or extension are not materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended);

(c )     intercompany Indebtedness permitted under Section 8.02;

(d )     obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e )     purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof;

(f )     Subordinated Indebtedness;

(g )     Indebtedness incurred in connection with (i) the Hardy County, West Virginia, Humboldt, Tennessee and/or Monticello, Kentucky facilities to effect favorable tax treatment and/or (ii) low interest financing provided as an incentive to Borrower to locate a facility in any jurisdiction;

(h )     Indebtedness not contemplated in the foregoing clauses in an aggregate principal amount not to exceed the Threshold Amount at any one time outstanding; and

(i )     Guarantees with respect to Indebtedness permitted under this Section 8.03.

8 .04     Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that, if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

8 .05      Dispositions.

Make any Disposition unless (a ) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (b ) after giving effect thereto the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed the Threshold Amount.

8 .06      Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a )     each Subsidiary may make Restricted Payments toPersons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b )     the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c )     the Borrower may declare and make Restricted Payments so long as:

(i )     no Default exists immediately prior to or would exist immediately after giving effect to such Restricted Payment;

(ii )     after giving effect to such Restricted Payment on a Pro Forma Basis the Loan Parties would be in compliance with the financial covenants in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(iii )     Revolving Loans shall not be used directly or indirectly to fund such Restricted Payments; and

(iv )     if such Restricted Payment is made prior to the Performance Date, the aggregate amount of such Restricted Payments made in any fiscal quarter of the Borrower shall not exceed $1,400,000.

8 .07      Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8 .08      Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transactions listed on Schedule 8.08, (e) compensation and reimbursement of expenses of officers and directors and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8 .09      Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8 .10      Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8 .11      Financial Covenants.

(a )     Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter of the Borrower to be less than $150.0 million.

(b )     Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below:

Fiscal Quarter End	Maximum Consolidated Leverage Ratio

April 30, 2009	2.25:1.0
July 31, 2009	2.25:1.0
October 31, 2009	2.25:1.0
January 31, 2010	2.25:1.0
April 30, 2010	4.00:1.0
July 31, 2010	4.00:1.0
October 31, 2010	4.00:1.0
January 31, 2011	3.50:1.0
April 30, 2011	3.00:1.0
July 31, 2011	3.00:1.0
October 31, 2011	3.00:1.0
January 31, 2012 and each fiscal quarter ending thereafter	2.25:1.0

provided that, notwithstanding the foregoing, for each fiscal quarter of the Borrower ending on and after the Performance Date, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 2.25:1.0.

(c )     Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than (i ) for each fiscal quarter ending during the period commencing with the fiscal quarter ending April 30, 2009 and ending with the fiscal quarter ending October 31, 2011, 1.50:1.0 and (ii ) for the fiscal quarter ending January 31, 2012 and each fiscal quarter ending thereafter, 2.00:1.0; provided that, notwithstanding the foregoing, for each fiscal quarter of the Borrower ending on and after the Performance Date, the Consolidated Fixed Charge Coverage Ratio as of the end of such fiscal quarter shall not be less than 2.00:1.0.

(d)     Unrestricted Cash and Cash Equivalents. Permit the Unrestricted Cash and Cash Equivalents at any time to be less than (i ) prior to the Performance Date, $35 million and (ii ) on and after the Performance Date, $20 million.

8 .12      Subordinated Indebtedness.

(a )     Amend or modify any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary (including, without limitation, any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(b )     Make (or give any notice with respect to) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange any Subordinated Indebtedness.

(c )     Make any payment of principal or interest on any Subordinated Indebtedness in violation of the subordination provisions of such Subordinated Indebtedness.

8 .13      Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a )     Amend, modify or change its Organization Documents in a manner adverse to the Lender.

(b )     Change its fiscal year.

(c )     Without providing ten (10) days prior written notice to the Lender, change its name, state of formation or form of organization.

8 .14      Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9 .01      Events of Default.

Any of the following shall constitute an Event of Default:

(a )     Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within seven Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b )     Specific Covenants.

(i )     Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five Business Days; or

(ii )     Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10 or 7.11 or Article VIII (subject to, with respect to Section 8.11(d), use of the Cure Right); or

(c )     Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after a Responsible Officer of any Loan Party receives notice of such failure or otherwise acquires knowledge of such failure; or

(d )     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e )     Cross-Default. (i ) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii ) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii ) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f )     Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g )     Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h )     Judgments. There is entered against the Borrower or any Subsidiary (i) during any twelve-month period one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which such judgment is not vacated or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i )     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which either (A) prior to January 1, 2008 has resulted or could reasonably be expected to result in an accumulated funding deficiency under Section 412(a) of the Internal Revenue Code (as applied to years prior to January 1, 2008) in an aggregate amount in excess of the Threshold Amount or (B) after December 31, 2007 has resulted in a Pension Plan funding status becoming “at-risk” within the meaning of Section 430 of the Internal Revenue Code, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j )     Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k )     Change of Control. There occurs any Change of Control; or

(l )     Subordinated Debt Documentation. The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Indebtedness.

9 .02      Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a )     declare its commitment to make Loans and L/C Credit Extensions to be terminated, whereupon such commitment shall be terminated;

(b )     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c )     require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d )     exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

9 .03      Right to Cure Minimum Liquidity.

     In the event that the Loan Parties breach Section 8.11(d) at any time, the Borrower shall have the right to cure such breach (the “Cure Right”) within three (3) Business Days following a Responsible Officer of the Borrower obtaining actual knowledge of such breach.

9 .04      Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in the order determined by the Lender in its sole discretion.

ARTICLE X

MISCELLANEOUS

10 .01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Lender or any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10 .02      Notices; Effectiveness; Electronic Communications.

(a )     Notices Generally. Except in the case of notices and other communications expressly permitted hereunder to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein to any Person shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address or telecopier number specified for such Person on Schedule 10.02. All notices and other communications expressly permitted hereunder to be given to any Person by telephone shall be made to the telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b )     Electronic Communications. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c )     Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d )     Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10 .03      No Waiver; Cumulative Remedies.

No failure by the Lender or any Loan Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10 .04      Expenses; Indemnity; and Damage Waiver.

(a )     Costs and Expenses. The Loan Parties shall pay (i ) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b )     Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to an Indemnitee or a Related Party of such Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by the any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c )     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d )     Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e )     Survival. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10 .05      Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10 .06      Successors and Assigns.

     (a )     Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b )     Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it), provided that (i ) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A ) an Event of Default has occurred and is continuing at the time of such assignment or (B ) such assignment is to an Affiliate of a Lender or an Approved Fund and (ii ) no such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries or to a natural person. From and after the effective date specified in each assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

     (c )     Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends or increases the Commitment of the Lender, postpones any dated fixed by this Agreement for any payment of principal, interest or fees due to the Lender, reduces the principal of, or the rate of interest specified herein, on any Loan or reduces any fees specified herein, or releases the Borrower or all or substantially all of the value of the Guaranty. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender.

     (d )     Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

     (e )     Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f )     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act

10 .07      Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a ) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b ) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c ) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d ) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e ) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to the Borrower or any Subsidiary, (f ) with the consent of the Borrower or (g ) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or its Affiliates on a nonconfidential basis from a source other than the Borrower (provided that the Lender does not have actual knowledge that such source breached a confidentiality agreement or other legal or contractual obligation of confidentiality by disclosing such Information to the Lender or its Affiliates). For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10 .08      Set-off.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10 .09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10 .10      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10 .11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10 .12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10 .13      Governing Law; Jurisdiction; Etc.

(a )     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF VIRGINIA.

(b )     SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF VIRGINIA SITTING IN FAIRFAX COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF VIRGINIA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH VIRGINIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c )     WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d )     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a) (EXCLUDING ELECTRONIC COMMUNICATIONS). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10 .14      Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10 15      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that: (i) (A ) the services regarding this Agreement provided by the Lender are arm’s length commercial transactions between the Loan Parties, on the one hand, and the Lender, on the other hand, (B ) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C ) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any other Person and (B) the Lender has no obligation to the Loan Parties with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, and the Lender has no obligation to disclose any of such interests to the Loan Parties. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10 .16      USA PATRIOT Act Notice.

The Lenderhereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

10 .17      Amendment and Restatement.

This Agreement amends and restates the Existing Credit Agreement.

10 .18      Release.

In consideration of the agreements of the Lender set forth in this Agreement, each Loan Party hereby releases the Lender and each of its officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof in connection with the Existing Credit Agreement, any document, agreement or instrument relating to the Existing Credit Agreement or any of the Loan Documents on or prior to the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	AMERICAN WOODMARK CORPORATION, a Virginia corporation

	By:	/s/ JONATHAN H. WOLK
Name: Jonathan H. Wolk
Title: Vice President and Chief Financial Officer

GUARANTOR:	AMENDE CABINET CORPORTATION, a Virginia corporation

	By:	/s/ GLENN EANES
Name: Glenn Eanes
Title: Secretary and Treasurer

LENDER:	BANK OF AMERICA, N.A.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	AMERICAN WOODMARK CORPORATION, a Virginia corporation

By:
Name:
Title:

GUARANTOR:	AMENDE CABINET CORPORTATION, a Virginia corporation

By:
Name:
Title:

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Kevin Mahon
Name: Kevin Mahon
Title: Senior Vice President

Schedule 1.01

SPECIFIED SHAREHOLDERS

William Brandt – Director

Schedule 2.03

EXISTING LETTERS OF CREDIT

Letter of Credit No.	Issue Date	Expiration Date	Letter of Credit Amount	Beneficiary
3053652	01/31/03	02/01/10	$100,000.00	Lumbermens Mutual
3054907	04/22/03	03/01/10	$145,000.00	Travelers Property
3074321	05/12/05	03/01/10	$1,750,000.00	XL Specialty Insurance Co
3081226	03/30/06	03/01/10	$1,750,000.00	XL Specialty Insurance Co

Schedule 6.13

SUBSIDIARIES

Name	Jurisdiction of Formation	Percentage of Shares Owned	# Shares Owned
Amende Cabinet Corporation	Virginia	100% by Borrower	5,000

Schedule 6.18

LABOR MATTERS

The following are the American Woodmark Corporation locations with collective bargaining agreements:

109 Byrd Avenue Berryville, VA	United Brotherhood of Carpenters and Joiners of America #2488

390 Industrial Park Road Moorefield, WV	United Brotherhood of Carpenters and Joiners of America #2101

Schedule 6.19-1

LOCATION OF CHIEF EXECUTIVE OFFICE, TAXPAYER IDENTIFICATION NUMBER, ETC

Loan Party	Chief Executive Office	Taxpayer ID#	Organizational #
American Woodmark Corporation	3102 Shawnee Drive Winchester, VA 22601	54-1138147	0205245-4
Amende Cabinet Corporation	3102 Shawnee Drive Winchester, VA 22601	54-1444625	0315872-2

Schedule 6.19-2

CHANGES IN LEGAL NAME, STATE OF ORGANIZATION AND STRUCTURE

Loan Party	Legal Name	State of Organization	Structure	Date
American Woodmark Corporation	n/a	n/a	n/a
Amende Cabinet	n/a	n/a	n/a

Schedule 8.01

LIENS EXISTING ON THE CLOSING DATE

Real Property 17600 Barton Park Drive, SW Cumberland, MD 21502	First Lien - Maryland Economic Development Corporation Second Lien - County Commissioners of Allegany County

Real Property, Machinery & Fixtures 117 Southfork Road Moorefield, WV 26836	Lien - West Virginia Economic Development Authority

Real Property 101 Woodmark Way Chavies, KY 41727	First Lien - Coal Fields Regional Industrial Authority, Inc.

Real Property Approximately 37 acres Keyser's Ridge Business Park Garrett County MD	First Lien - Board of County Commissioners of Garrett County

Schedule 8.02

INVESTMENTS EXISTING ON THE CLOSING DATE

Amende Cabinet Corporation – 5,000 Shares

Schedule 8.03

INDEBTEDNESS EXISTING ON THE CLOSING DATE

Lender		Original Balance	Balance as of 10/31/07
The Coal Fields Regional Industrial Authority (Perry, Harlan, Leslie, Breathitt Regional Industrial Authority)	Note	$6,000,000	$4,722,628
West Virginia Economic Development Authority	Note	$1,000,000	$390,660
West Virginia Economic Development Authority	Lease	$10,000.000	$8,654,740
Maryland Economic Development Corporation - State of Maryland	Note	$1,484,320	$1,484,320
County Commissioner of Allegany County - State of Maryland	Note	$750,000	$750,000
The Industrial Development Board Of The City of Humboldt, TN	Lease	$26,561,085	$20,871,120
Amende Cabinet Corporation	Note	$4,500,000	$4,500,000
Amende Cabinet Corporation	Note	$4,000,000	$4,000,000
County Commissioner of Garrett County State of Maryland	Note	$1,290,555	$1,290,555

Schedule 8.08

TRANSACTIONS WITH AFFILIATES

A lease between American Woodmark Corporation and Amwood Associates dated November 1, 1984 and amended as of January 1, 1985, March 30, 2001 and July 20, 2006.

Schedule 10.02

CERTAIN ADDRESSES FOR NOTICES

Borrower:	American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA 22601
Attn:  Glenn Eanes, Vice President & Treasurer

Telephone:  540-665-9100
Facsimile:  540-665-9235
Email:  geanes@woodmark.com

American Woodmark Corporation website:  www.americanwoodmark.com

Lender:	For Requests for Credit Extensions and Payments:
Bank of America, N.A.
Mail Code:  MD4-325-03-95
100 South Charles Street, 3rd Floor
Baltimore, MD 21201
Attn:  Tiffany Vanover

Telephone:  410-547-4218
Facsimile:   410-539-1454
Email:   tiffany.vanover@bankofamerica.com

For All Other Notices:
Bank of America, N.A.
Mail Code:  MD4-325-03-95
100 South Charles Street, 3rd Floor
Baltimore, MD 21201
Attn:  Kevin Mahon, SVP

Telephone:  410-547-4218
Facsimile:   410-539-1454
Email:  kevin.mahon@bankofamerica.com

Exhibit 2.02

FORM OF LOAN NOTICE

Date: ___________, 20___

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of June 10, 2009 among American Woodmark Corporation, a Virginia corporation (the “Borrower”), the Guarantors party thereto and Bank of America, N.A. Capitalized terms used herein and not defined herein shall have the meaning assigned in the Credit Agreement.

The undersigned hereby requests (select one):

      A Borrowing of [Revolving Loans][the Term Loan]

      A conversion or continuation of [Revolving Loans][the Term Loan]

1.	On ______ (a Business Day).

2.	In the amount of $ ______ .

3.	Comprised of ______ . [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of ___ months.

With respect to such Borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:
Name:
Title:

Exhibit 2.10

FORM OF NOTE

____________, 20__

FOR VALUE RECEIVED, AMERICAN WOODMARK CORPORATION, a Virginia corporation (the “Borrower”), hereby promises to pay to ________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 10, 2009 among the Borrower, the Guarantors party thereto and Bank of America, N.A. Capitalized terms used herein and not defined herein shall have the meaning assigned in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note amends and restates the Note dated December 13, 2007 given by the Borrower to the Lender.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first written above.

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:
Name:
Title:

Exhibit 7.02-1

FORM OF COMPLIANCE CERTIFICATE

Date:

For the fiscal quarter ended _________________, 20___.

Reference is made to the Amended and Restated Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of June 10, 2009 among American Woodmark Corporation, a Virginia corporation (the “Borrower”), the Guarantors identified therein and Bank of America, N.A. (the “Lender”) Capitalized terms used herein and not defined herein shall have the meaning assigned in the Credit Agreement.

I, [insert name], [insert title] of the Borrower, hereby certify to the Lender that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.     Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a registered independent public accounting firm required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.     Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.     The financial covenant analyses and information relating to the financial covenants in Section 8.11 of the Credit Agreement, as set forth on Schedule 2 hereto, are true and accurate on and as of the date of this Certificate.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of  the date set forth above.

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:
Name:
Title:

Exhibit 7.02-2

FORM OF BORROWING BASE CERTIFICATE

___________, 20___

Bank of America, N.A.
100 South Charles Street, 3rd Floor
Baltimore, MD 21201

RE:	Amended and Restated Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of June 10, 2009 among American Woodmark Corporation, a Virginia corporation (the “Borrower”), the Guarantors identified therein and Bank of America, N.A. (the “Lender”)

Capitalized terms used herein and not defined herein shall have the meaning assigned in the Credit Agreement.

I, [insert name], [insert title] of the Borrower, hereby certify to the Lender that I am authorized to execute and deliver the Borrowing Base Certificate to the Lender on the behalf of the Borrower, and that attached hereto as Schedule 1 are detailed calculations of the Borrowing Base as of the date set forth therein and such calclations are true and correct in all material respects.

 [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed  and delivered this Borrowing Base Certificate as of  the date set forth above.

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:
Name:
Title:

Month-End Collateral Report and Borrowing Base Certificate

As of the last day of the calendar month ended:   ______________, 2009

ACCOUNTS RECEIVABLE
1. A/R aging balance as of the date listed above (from attached A/R Aging Report)	$__________
2. less: Ineligible Accounts Receivable (Line 2 of Schedule A)	$__________
3. Eligible Accounts Receivable (Line 1 minus Line 2)	$__________

INVENTORY
4. Inventory balance as of the date listed above (from attached Inventory Report)	$__________
5. less: Ineligible Inventory (Line 4 of Schedule A)	$__________
6. Eligible Inventory (Line 4 minus Line 5)	$__________

BORROWING BASE
7. (a) Accounts Receivable Availability (80% of Line 3)	$__________
(b) Inventory Availability (25% of Line 6)	$__________
8. Gross Availability (Line 7(a) plus Line 7(b))	$__________
9. less: Reserves established by Lender	$__________
10. Borrowing Base Amount	$__________
11. less: Outstanding principal balance of the Term Loan	$__________
12. Borrowing Base less Term Loan	$__________

Availability
13. The lesser of Line 12 or $25,000,000.	$__________

Loan Outstanding Detail as of the date listed above
14. (a) Revolver	$__________
(b) Letters of Credit	$__________

Revolving Credit Availability (Line 13 minus the sum of Line 14(a) and 14(b)	$__________

Schedule A

Month-End Collateral Report and Borrowing Certificate

1. Ineligible Accounts:	$__________
(a) more than 90 days past original due date or more than 120 days past original invoice date	$__________
(b) 50% or more of the Accounts owing by the account debtor are ineligible under clause (a)	$__________
(c) if such Account is not a Home Depot Account or Lower’s Account, all Accounts owing by the account debtor exceed 20% of aggregate Eligible Accounts	$__________
(d) if such Account is a Home Depot Account, all Home Depot Accounts exceed the Maximum Concentration Percentage of aggregate Eligible Accounts	$__________
(e) if such Account is a Lowe’s Account, all Lowe’s Accounts exceed the Maximum Concentration Percentage of aggregate Eligible Accounts	$__________
(f) owing by a creditor or supplier (unless such creditor or supplier has waived any right of offset in a manner acceptable to the Lender)	$__________

     (g)     subject to offset, counterclaim, deduction, discount, credit, reserve or other similar allowance (but ineligibility shall be limited to the amount of such offset, counterclaim, deduction, discount, credit, reserve or other allowance)

$__________
(h) account debtor has disputed liability for all or any portion (but ineligibility shall be limited to the amount in dispute)	$__________

     (i)     an insolvency proceeding has been commenced by or against the account debtor; or the account debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not solvent

$__________

     (j)     account debtor is organized or has its principal offices or assets outside the United States or Canada (unless payment is supported by a letter of credit or other arrangement acceptable to the Lender)

$__________

     (k)     owing by a Government Authority, unless the account debtor is the United States or any department, agency or instrumentality thereof and, if requested by the Lender, such Account has been assigned to the Lender in compliance with the Assignment of Claims Act

$__________
(l) not subject to a duly perfected, first priority Lien in favor of the Lender or is subject to any other Lien other than a Permitted Lien	$__________
(m) goods or services have not been accepted by the account debtor or does not represent a final sale	$__________

     (n)     evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument has been delivered to the Lender duly endorsed in a manner satisfactory to the Lender) or has been reduced to judgment

(o) payment has been extended or arises from a sale on a cash-on-delivery basis	$__________
(p) arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or- return, sale-on-approval, consignment, or other repurchase or return basis	$__________
(q) represents a progress billing or retainage	$__________
(r) includes a billing for interest, fees or late charges (but ineligibility shall be limited to the extent thereof)	$__________
(s) arises from a retail sale to a Person who is purchasing for personal, family or household Purposes	$__________
2. Value of all Ineligible Accounts (sum of lines 1(a)-1(s))	$__________

3. Ineligible Inventory
(a) is not finished goods, work-in-process or raw materials; or is packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies	$__________
(b) is held on consignment or subject to any deposit or downpayment	$__________
(c) is not in new and saleable condition; or is damaged, defective, shopworn or otherwise unfit for sale	$__________
(d) is slow-moving, obsolete or unmerchantable; or constitutes returned or repossessed goods	$__________

     (e)     does not meet all standards imposed by any Governmental Authority having regulatory authority over such item of Inventory or its use or sale; or constitutes hazardous materials under any Environmental Law

$__________
(f) is not subject to Lender’s duly perfected, first priority Lien or is subject to any Lien other than Permitted Liens	$__________
(g) is not located within the continental United States or Canada or is subject to any warehouse receipt or negotiable Document	$__________
(h) is subject to any license or other arrangement that restricts such Loan Party’s or the Lender’s right to dispose of such Inventory	$__________

     (i)     is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person (other than (x) Inventory in transit between a location owned by a Loan Party to another location owned by a Loan Party and (y) finished goods Inventory in transit to a customer) unless (i) the lessor or such Person has delivered a lien waiver in form and substance acceptable to the Lender (or the Lender has acknowledged in writing that no such lien waiver is required) or (ii) a reserve acceptable to the Lender has been established with respect to such Inventory

$__________
4. Value of Ineligible Inventory (sum of lines 3(a)-3(i))	$__________

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of _____________, 20__ is by and between ____________________, a ____________________ (the “New Subsidiary”), and Bank of America, N.A. (the “Lender”).

Reference is made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 10, 2009 by and among American Woodmark Corporation, Virginia corporation (the “Borrower”), the Guarantors identified therein and the Lender. Capitalized terms used herein and not defined herein shall have the meaning assigned in the Credit Agreement. The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees as follows with the Lender:

    1.        The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement as of the date hereof. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Lender and each Affiliate of the Lender that enters into a Swap Contract or a Treasury Management Agreement with the Borrower or any Subsidiary, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

    2.        The address of the New Subsidiary for purposes of all notices and other communications is the address as set forth for the other Loan Parties on Schedule 11.02 of the Credit Agreement.

    3.        The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

    4.        This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

    5.        This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.

By:
Name:
Title: